Exhibit 10.4

CATALYST PHARMACEUTICALS, INC.

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN

EFFECTIVE: FEBRUARY 22, 2018

AMENDED: MAY 24, 2018

FURTHER AMENDED: NOVEMBER 16, 2023

The purpose of this Executive Severance and Change in Control Plan (the “Plan”) of Catalyst Pharmaceuticals, Inc. (the “Company”) is to provide designated senior management employees of the Company with certain compensation and benefits in the event of: (i) a termination of their employment without Cause (as defined below) or for Good Reason (as defined below), and (ii) a termination of their employment in connection with a Change in Control (as defined below), all under the terms and conditions of this Plan.

1.	Benefits Provided Under Plan

A.	Termination Not in Connection with a Change in Control

If the employment of a Designated Employee (as defined below) is terminated by the Company without Cause (as defined below) or the Designated Employee resigns for Good Reason (as defined below), then subject to Section 3(a) below, such Designated Employee shall be entitled to receive the following benefits:

•

One year’s base salary, payable to the Designated Employee, less applicable deductions and other legal withholdings, as if the Designated Employee had remained an employee of the Company during the one year period;

•	All accrued bonus due to the Designated Employee for services prior to the termination of their employment;

•

Acceleration of the time-based vesting provisions of outstanding stock options and other equity awards in which the Designated Employee would have vested if he or she had remained employed for an additional one year period following the date of termination; provided, however, that for avoidance of doubt, for any equity award that includes both a performance-based vesting condition (which would include the achievement of a certain stock price) and a time-based vesting provision, no acceleration shall be provided unless such performance-based vesting condition has been satisfied as of the date of termination; and

•

If the Designated Employee was participating in the Company’s group health plan immediately prior to the date of termination of his or her employment and elects COBRA health continuation, payment of the monthly payment due for COBRA benefits for the Designated Employee during the one year period following termination.

B.	Vesting of Certain Equity Awards upon a Change in Control

Upon a Change in Control, all outstanding stock options and other equity awards held by each Designated Employee that have not yet vested based on time-based vesting provisions contained in such awards under which the Designated Employee would have vested over time had the Change in Control not occurred, shall automatically vest. Further, upon a Change in Control, all outstanding stock options and other equity awards held by each Designated Employee that have performance-based vesting provisions (such as achievement of a certain stock price) shall automatically vest as of the date of the Change in Control, whether or not the performance-based vesting condition has been satisfied as of such date.

C.	Termination in Connection with a Change in Control

If the employment of a Designated Employee is terminated by the Company (or its successor) within 12 months after a Change in Control, then subject to Section 3(a) below, such Designated Employee shall be entitled to receive the following benefits:

•

One year’s base salary, payable to the Designated Employee, less applicable deductions and other legal withholdings, as if the Designated Employee had remained an employee of the Company during the one-year period;

•

Payment in full of any target bonus that would have been payable to the Designated Employee during the one-year period following termination, payable ratably over the one year period in the same manner as the severance payment described above; and

•

If the Designated Employee was participating in the Company’s group health plan immediately prior to the date of termination of his or her employment and elects COBRA health continuation, payment of the monthly payment due for COBRA benefits for the Designated Employee during the one-year period following termination.

For the avoidance of doubt, if an employee is eligible to receive benefits pursuant to this subsection (1)(C), the employee shall not be eligible to receive any benefits pursuant to subsection (1)(A) of this Plan.

2.	Definitions used in this Plan

a.

“Cause” shall mean, as determined by the Board of Directors of the Company (the “Board”) in good faith (excluding employee in his or her capacity as a member of the Board): (i) commission by employee of any act of fraud or any act of misappropriation or personal dishonesty relating to or involving the Company in any way; (ii) the employee’s willful failure, neglect or refusal to perform, or gross negligence in the performance of, his material duties and responsibilities or any express direction of the Company (other than the failure, neglect or refusal to perform an unlawful act), or violation of any rule, regulation, policy or plan established by the Company from time-to-time (and communicated to the employee and acknowledged in writing) regarding the conduct of its employees and/or its business, if such violation is not remedied within 10 days after employee receives written notice of such violation from the Company containing reasonable detail describing the conduct; (iii) employee’s violation of any obligation of this Agreement that is not remedied by the employee within ten days after receiving notice of such violation from the Company; or (iv) employee’s arrest for, conviction of or plea of nolo contendre to a crime constituting a felony.

b.

“Change in Control” shall mean (i) the sale, transfer, assignment or other disposition (including by merger or consolidation, but excluding any sales by stockholders made as part of an underwritten public offering of the common stock of the Company) by stockholders of the Company, in one transaction or a series of related transactions, of more than 50 percent of the voting power represented by the then-outstanding capital stock of the Company to one or more persons; (ii) the sale of all or substantially all of the assets of the Company (other than a transfer of financial assets made in the ordinary course of business or for the purpose of securitization); or (iii) the liquidation or dissolution of the Company.

c.	“Committee” shall mean the Compensation Committee of the Board of Directors of the Company.

d.

“Designated Employee” shall mean any employee of the Company designated by the Committee as entitled to receive benefits under this Plan. In that regard, when an employee is designated to participate in the Plan, the Company shall provide a letter to the Designated Employee confirming their eligibility to participant in the benefits available under the Plan.

e.

“Good Reason” shall mean, as determined by the Company, the occurrence of one or more of the following: (a) a material reduction in Designated Employee’s Base Salary; (b) a material diminution in Designated Employee’s duties, or responsibilities; (c) the relocation of the principal office of the Company outside fifty miles from the greater Miami, Florida area; or (d) the Company’s material breach of any of the terms of this Agreement. Designated Employee may terminate employment with Good Reason if (i) Designated Employee provides the Company with written notice of the event constituting Good Reason within thirty (30) days following Designated Employee’s knowledge of such event, (ii) the Company fails to cure such event within thirty (30) days following such written notice, and (iii) Designated Employee terminates her/his employment within forty-five (45) days following the end of such 30-day cure period

3.	General Terms and Conditions

a.

The amounts payable pursuant to this Plan are in consideration of the Designated Employee entering into a two (2) year non-competition agreement and restrictive covenants agreement (the “Non-Compete Agreement”) and executing and delivering a general release to the Company (the “Release”) (both in the form and substance reasonably prescribed by the Company at or prior to such termination of employment) within thirty (30) days following such termination (the “30 Day Period”). In the event that both the Non-Compete Agreement and the Release are not executed and not revoked within the 30-Day Period, the Designated Employee shall not be entitled to any benefits under this Plan (other than any accrued but unpaid compensation). All payments under Section 1 and 2 of this Plan shall be paid on the first payroll period following the end of the 30-Day Period, with such first payment including any payments that would have otherwise been paid during the 30 Day Period if termination of the Designated Employee’ employment did not occur.

b.

In addition, upon the consummation of a Change in Control, to the extent Section 280G of the Internal Revenue Code is applicable to such employee, each employee shall be entitled to receive either: (a) payment of the full amounts set forth above to which the employee is entitled or (b) payment of such lesser amount that does not trigger excise taxes under Section 280G, whichever results in the employee receiving a higher amount after taking into account all federal, state, and local income, excise and employment taxes.

c.

This Plan shall be administered by the Committee, and the Committee shall have the power and authority to interpret the terms and provisions of this Plan, to make all determinations it deems advisable for the administration of this Plan, to decide all disputes arising in connection with this Plan and to otherwise supervise administration of this Plan. The Committee retains the right to amend, revise, change or end this Plan at any point in the future; provided that the Committee may not amend or end the Plan during the period commencing on the date that it enters into a definitive agreement that if consummated, would result in a Change in Control and ending on the earlier of (i) 12 months after a Change in Control and (ii) the termination of the definitive agreement without the consummation of a Change in Control.

d.	This Plan does not change the “at-will” employment status of any employee.

e.

Any amendment to the Plan or termination of the Plan shall not affect any benefits due to an employee who has previously been designated to participate in the Plan, and such Designated Employee shall participate in the Plan in the form that existed when such employee was designated for participation under the Plan (unless such Designated Employee otherwise agrees in writing).

f.

In the event an Designated Employee of the Company is party to an agreement or other arrangement with the Company that provides benefits of the type provided under this Plan, then the Designated Employee shall receive the benefits available under this Plan; provided, however, that if greater benefits would be available to the Designated Employee under their agreement or other arrangement with the Company, the Designated Employee shall be entitled to receive the payments or benefits under such other agreement or arrangement and shall not receive the benefits available under this Plan.

g.

It is the intention of the Company and Designated Employees that the benefits and rights pursuant to this Plan that a Designated Employee may be entitled to receive comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Code Section 409A”), to the extent that the requirements of Code Section 409A are applicable thereto, and this Plan shall be construed in a manner consistent with that intention. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Code Section 409A so long as it has acted in good faith with regard to compliance therewith. In the event that a Designated Employee receives any payments under this Plan in the form of a series of installment payments, such payments shall be treated as a right to a series of separate payments in accordance with Treasury Regulation 1.409A-2(b)(2)(iii). If and to the extent required to comply with Code Section 409A, any payment or benefit required to be paid hereunder on account of termination of Designated Employee’s employment, service (or any other similar term) shall be made only in connection with a “separation from service” with respect to the Designated Employee within the meaning of Code Section 409A Notwithstanding anything to the contrary in this Plan, if the Company determines (i) that on the date the Designated Employee’s employment with the Company terminates or at such other time that the Company determines to be relevant, the Designated Employee is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to the Designated Employee pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of the Designated Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or, if earlier, the date of the Designated Employee’s death. Any payments delayed pursuant to this Section shall be made in a lump sum on the first day of the seventh (7th) month following the Designated Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of the Designated Employee’s death.